NEWS RELEASE                                 PLC
                                             MEDICAL
                                             SYSTEMS, INC.



FOR IMMEDIATE RELEASE

CONTACT:      MICHELE FASANO
              DIRECTOR OF CORPORATE COMMUNICATIONS
              800-211-7327

                       PLC SYSTEMS REPORTS FOURTH QUARTER
                         AND YEAR END FINANCIAL RESULTS

        - COMPANY SHIPS 31 HEART LASERS IN 1996, UP 35% OVER LAST YEAR -

          - THE FDA FILES THE PMA APPLICATIONS FOR THE HEART LASERTM -

FRANKLIN, MA, FEBRUARY 27, 1997 -- PLC SYSTEMS INC. (AMEX SYMBOL: PLC) today announced financial results for the fourth quarter and year ended December 31, 1996.

Total revenues for the fourth quarter ended December 31, 1996 were $3,120,000 as compared to revenues of $7,399,000 for the corresponding quarter in 1995. The net loss for the fourth quarter ended December 31, 1996 was $1,351,000, or $0.08 per share, compared to net income of $3,208,000 or $0.19 per share for the fourth quarter of 1995.

Total revenues for the year ended December 31, 1996 were $11,872,000, compared to revenues of $13,345,000 for the year ended December 31, 1995. The net loss for the year ended December 31, 1996 was $1,540,000, or $0.09 per share, compared to net income of $2,004,000, or $0.12 per share for the year ended December 31, 1995.

The Company shipped a record 13 Heart Lasers in the fourth quarter ended December 31, 1996. Of these shipments, nine were placements and four were sales. For the full year 1996 the Company shipped 31 Heart Lasers, of which 17 were placements and 13 were sales (one Heart Laser was shipped for research testing only). This compares to 23 Heart Laser shipments for the full year 1995, of which nine were placements and 14 were sales.

"We are pleased to report that the Company reached its goal of shipping 30 Heart Lasers in 1996," stated M. Lee Hibbs, President and CEO of PLC Systems Inc. "The 13 Heart Laser shipments in the fourth quarter of 1996 is a record best for PLC Systems. The majority of Heart Laser shipments were placement contracts, and we believe this will benefit the Company over time. In fact, the placement/service fees in 1996 doubled the fees collected in the prior year." Mr. Hibbs continued, "More importantly, the Food and Drug Administration has notified the Company that its PMA application for The Heart LaserTM has been officially filed at the Agency.

                                    - MORE -





                                                                PLC Systems Inc.
                                                Fourth Quarter/Year End Earnings
                                                                          Page 2

We are very excited about the filing of the Company's PMA by the FDA. It is an important step toward full approval and is necessary before an advisory panel meeting can be scheduled. TMR has been granted expedited review by the FDA and therefore, The Heart Laser PMA application is given priority in review at the Agency. We have high hopes that the PMA application will progress rapidly through the final stages of approval."

PLC Systems has implemented both a placement strategy and a direct/distributor sales strategy for Heart Laser purchases. The placement program allows the Company to receive recurring revenues based on usage of The Heart Laser rather than one-time revenues for the sale of each Heart Laser. Under the placement model, an installation fee of up to $25,000 is recorded when The Heart Laser TMR system is installed and the Company then receives a fee per contractual agreements.

Commenting on the Company's financial results, Patricia Murphy, Chief Financial Officer of PLC Systems Inc., stated, "Nineteen ninety-six is the first year in the Company's history in which the number of Heart Lasers shipped under the placement model exceeded the number of lasers sold. In 1996, 17 Heart Lasers were shipped under the placement model (nine in the fourth quarter) and 13 lasers were shipped as sales. In the prior year, the Company shipped 23 Heart Lasers but the majority of those shipments were sales. Included in the 1995 sales were six fourth quarter shipments to the Company's exclusive distributor in Japan, a contract valued at over $5 million. PLC Systems is pleased to have achieved roughly the same revenue as last year without any similar agreements. In addition, the Company made the transition to a higher level of placement contracts versus sales. PLC Systems will continue to emphasize shipments under the placement contract as we believe this will benefit the Company long term by providing more revenue over an extended period of time."

Ms. Murphy continued, "As we move forward in the FDA review process, PLC Systems has begun to prepare for the expected launch of The Heart Laser. Selling, general and administrative expenses increased significantly over last year as the Company established three new international subsidiaries in the fourth quarter and increased its sales, marketing and clinical service presence both domestically and abroad. Additionally, PLC moved to a new 37,000 square foot facility, increased staffing in all departments and expanded its presence at the various medical/scientific meetings." She continued, "Research and development costs increased as PLC Systems began the development of a second generation
Heart Laser and its fiber based percutaneous TMR program. We have also undertaken additional clinical studies (i.e., TMR in combination with cardiac bypass surgery). These new projects are important in building upon the potential markets for TMR. Management estimates the initial U.S. market for TMR using The Heart Laser to be approximately 150,000 patients and growing. Yet, we believe the greatest market potential for TMR with The Heart Laser is as an adjunct therapy to the approximate 675,000 bypass surgeries performed each year worldwide."

Updating  investors on the progress of TMR using the  Company's CO2 Heart Laser,
M. Lee Hibbs, President and CEO of PLC Systems Inc. stated, "To date, nearly 3,000 patients in 29 countries have received treatment with The Heart Laser. In 1996, we succeeded in doubling the number of patients treated as well as the number of countries in which TMR is available. TMR using the Company's proprietary CO2 Heart Laser is on the agenda of nearly every major medical meeting worldwide and

                                    - MORE -





                                                                PLC Systems Inc.
                                                Fourth Quarter/Year End Earnings
                                                                          Page 3

the U.S. clinical results continue to be outstanding. The annual U.S. TMR Symposia will be sponsored this year by the Washington Heart Institute and is scheduled for May 1997. In addition, new data will be presented at both the American College of Cardiology and the American Association of Thoracic
Surgeons. Nineteen ninety-seven promises to be a very exciting year for PLC Systems. We plan to introduce, for the first time, TMR using The Heart Laser into several countries and expect to exceed the 31 shipments made in 1996."

PLC SYSTEMS INC. is a cardiac revascularization company developing medical systems and technology with the potential to provide patients suffering from coronary artery disease a third alternative to angioplasty and cardiac bypass surgery. PLC Medical Systems, Inc., a wholly owned subsidiary of PLC Systems Inc., has developed The Heart Laser which uses patented technology for a new cardiosurgical procedure known as transmyocardial revascularization (TMR). The Company has been granted expedited review of its premarket approval (PMA) application for TMR using the 1000 watt CO2 Heart Laser to treat cardiac patients with medically refractory angina who are not candidates for angioplasty or bypass surgery.



Note: Certain of the above statements may be forward-looking statements that involve risks and uncertainties. In such instances, actual results could differ materially as a result of a variety of factors including competitive developments, no guarantee of FDA approval and other risk factors listed from time to time in the Company's SEC reports.



                                    - MORE -





                                                                PLC Systems Inc.
                                                Fourth Quarter/Year End Earnings
                                                                          Page 4

                                PLC SYSTEMS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except per share)

                                                         Three Months Ended                 Year Ended
                                                             December 31,                  December 31,
                                                       ----------------------           ------------------
                                                       1996            1995             1996              1995
                                                       ----            ----             ----              ----
Revenues:
  Product Sales............................             $2,314          $6,886            $9,082          $11,938
  Placements/Service.......................                806             513             2,790            1,407
                                                        ------          ------           -------          -------
    Total Revenues.........................              3,120           7,399            11,872           13,345

Cost of Revenues:
  Product..................................                976           1,703             2,911            4,177
  Placements/Service.......................                416             192             1,155              386
                                                       -------         -------           -------          -------
    Total Cost of Revenues.................              1,392           1,895             4,066            4,563

Gross profit ..............................              1,728           5,504             7,806            8,782

Operating expenses:
  Selling, general and administrative......              2,426           1,794             7,023            5,035
  Research costs...........................                791             530             2,835            2,246
                                                        ------         -------          --------          -------
    Total operating expenses...............              3,217           2,324             9,858            7,281

Income/(loss) from operations..............            (1,489)           3,180           (2,052)            1,501
Other Income...............................                134             113               512              588
                                                     ---------          ------          --------          -------
Income/(loss) before taxes.................            (1,355)           3,293           (1,540)            2,089
Provision for income taxes.................               (4)               85                 0               85
                                                   -----------         -------         ---------          -------
Net income/(loss)..........................           ($1,351)          $3,208          ($1,540)           $2,004
                                                     ========          =======          ========         ========

Net income/(loss) per share................            ($0.08)           $0.19          ($0.09)             $0.12

Shares used to compute
  net income/(loss) per share.............          16,511,000      17,114,000        16,376,000       16,590,000

                            BALANCE SHEET HIGHLIGHTS

                                                               December 31,            December 31,
                                                                 1996                      1995
                                                                 ----                      ----
Cash and short term investments......................            $8,509                    $7,204
Total current assets.................................            14,168                    16,230
Total Assets.........................................            19,417                    18,290

Total current liabilities............................             2,923                     2,689
Stockholders' equity.................................            16,467                    15,508

                                       ###